EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of July 13, 2005 (the "Agreement Date") and shall be effective as of August 15, 2005 (the "Effective Date") by and between IPEX, Inc., a Nevada corporation, with an office located at 9255 Towne Centre Drive, Suite 235, San Diego, CA 92121 (the "Company") and Gerald Beckwith, an individual with a mailing address located at P.O. Box 1969, Rancho Santa Fe, CA 92067 ("Beckwith").

      WHEREAS, the Company desires to retain the services of Beckwith as the Company's Chairman of the Board and Chief Executive Officer and Beckwith is willing to be employed by the Company in such capacity.

      NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1. Employment. Beckwith is hereby employed and engaged to serve the Company as the Chief Executive Officer of the Company or such additional titles as the Company shall specify from time to time, and Beckwith does hereby accept, and Beckwith hereby agrees to such engagement and employment. At all times during the term of Beckwith's employment, he shall remain Chairman of the Board of Directors of the Company.

2. Duties. Beckwith shall be responsible for the overall development, operations and corporate governance of the Company. In addition, Beckwith's duties shall be such duties and responsibilities as the Company shall specify from time to time, and shall entail those duties customarily performed by the Chief Executive Officer of a company with a business commensurate with that of the Company. Beckwith shall have such authority, discretion, power and responsibility, and shall be entitled to office, secretarial and other facilities and conditions of employment, as are customary or appropriate to his position. Beckwith shall diligently and faithfully execute and perform such duties and responsibilities, subject to the general supervision and control of the Company's Board of Directors. Beckwith shall be responsible and report only to the Company's Board of Directors. The Company's Board of Directors, in its sole and absolute discretion, shall determine Beckwith's duties and responsibilities and may assign or reassign Beckwith to such duties and responsibilities as it deems in the Company's best interest. Beckwith shall devote his full-time attention, energy, and skill during normal business hours to the business and affairs of the Company and shall not, during the Employment Term, as that term is defined below, be actively engaged in any other business activity, except with the prior written consent of the Company's Board of Directors.

Nothing in this Agreement shall preclude Beckwith from devoting reasonable periods required for:

                  (a) serving as a director or member of a committee of any organization or corporation involving no conflict of interest with the interests of the Company;

                  (b) serving as a consultant in his area of expertise (in areas other than in connection with the business of the Company), to government, industrial, and academic panels where it does not conflict with the interests of the Company; and

                  (c) managing his personal investments or engaging in any other non-competing business; provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement as determined by the Company.

3. Best Efforts of Beckwith. During his employment hereunder, Beckwith shall, subject to the direction and supervision of the Company's Board of Directors, devote his full business time, best efforts, business judgment, skill, and knowledge to the advancement of the Company's interests and to the discharge of his duties and responsibilities hereunder. Notwithstanding the foregoing, nothing herein shall be construed as preventing Beckwith from investing his assets in any business.

4. Employment Term. Unless terminated pursuant to Section 12 of this Agreement, the term of this Agreement shall commence as of the Effective Date of this Agreement and shall continue for a term of thirty-six (36) months (the "Initial Term"), and shall be automatically renewed for successive twelve (12) month terms (the "Renewal Term") unless: (a) a party hereto delivers to the other party written notice of such party's intention not to renew at least thirty (30) days prior to the end of the Initial Term or the applicable Renewal Term, as the case may be; or (b) the Company and Beckwith mutually agree on the terms of a new employment agreement subsequent to the Initial Term. (the terms "Initial Term" and "Renewal Term" are collectively hereinafter referred to as the "Employment Term").

5. Compensation of Beckwith.

(a) Base Salary. As compensation for the services provided by Beckwith under this Agreement, the Company shall pay Beckwith an annual salary of Two Hundred Seventy-Five Thousand Dollars ($275,000) ("Base Salary"). During the term of this Agreement, Beckwith shall be eligible for annual and merit increases in his Base Salary as determined in the sole discretion of the Board of Directors. The compensation of Beckwith under this Section shall be paid in accordance with the Company's usual payroll procedures.

(b) Bonus. In addition to the Base Salary, Beckwith shall be eligible to receive an annual bonus determined by the Board of Directors based on the performance of the Company.

(c)   Stock and Stock Options.

            (i) In addition to the Base Salary under Section 5(a), the Company shall issue Beckwith such number of shares of common stock of the Company equal to $600,000 divided by the volume weighted average price of the Company's common stock for the 60 trading days prior to the Agreement Date (the "Restricted Shares"). The Base Salary and the Restricted Shares are collectively referred to as the "Base Compensation." One-third of the Restricted Shares shall vest on each twelve (12) month anniversary of the Effective Date during the Initial Term, unless otherwise modified pursuant to Sections 12(f)(i)(A), 12(f)(ii)(A) and 12(f)(iii)(A) (each such vest date is referred to as a "Restricted Shares Vest Date"). If on a Restricted Shares Vest Date, the volume weighted average price of the Company's common stock for the 60 trading days prior to such Restricted Shares Vest Date is less than the volume weighted average price of the Company's common stock for the 60 trading days prior to the Agreement Date, then the number of shares of common stock issuable on the Restricted Shares Vest Date shall be adjusted to reflect such lower price.

            (ii) In addition to the Base Compensation under Sections 5(a) and 5(c)(i), the Company shall issue Beckwith options to purchase an aggregate of 3,500,000 shares of the Company's common stock (the "Options"). One-third of the Options shall vest on each twelve (12) month anniversary of the Effective Date during the Initial Term, unless otherwise modified by the Companys' Stock Option Plan (each such vest date is referred to as an "Option Vest Date"). The Options shall have an exercise price equal to the volume weighted average price of the Company's common stock for the 60 trading days prior to the Agreement Date and shall expire ten (10) years after the Effective Date.

            (iii) Beckwith shall also be eligible to receive shares of the Company's authorized stock and options to purchase shares of the Company's authorized stock from time to time as determined by the Board of Directors.

            (iv) The Company shall supply Beckwith at the Company's cost, tax, legal advice and support relating to the handling of the Options described in Section 5(c)(ii) in the most tax efficient manner for Beckwith; provided that the cost of such tax, legal advise and support shall not exceed $10,000. To the extent the cost of such tax, legal advice and support exceeds $10,000, such cost shall be paid by Beckwith.

6. Benefits. Beckwith shall also be entitled to participate in any and all Company benefit plans, from time to time, in effect for employees of the Company. Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies.

7. Vacation, Sick Leave and Holidays. Beckwith shall be entitled to four (4) weeks of paid vacation, with such vacation to be scheduled and taken in accordance with the Company's standard vacation policies. In addition, Beckwith shall be entitled to such sick leave and holidays at full pay in accordance with the Company's policies established and in effect from time to time.

8. Business Expenses. The Company shall promptly reimburse Beckwith for all reasonable out-of-pocket business expenses incurred in performing Beckwith's duties and responsibilities hereunder in accordance with the Company's policies, provided Beckwith promptly furnishes to the Company adequate records of each such business expense.

9. Location of Beckwith's Activities. Beckwith's principal place of business in the performance of his duties and obligations under this Agreement shall be in San Diego, California at a place to be determined by the Board of Directors. Notwithstanding the preceding sentence, Beckwith will engage in such travel and spend such time in other places as may be necessary or appropriate in furtherance of his duties hereunder.

10. Confidentiality. Beckwith recognizes that the Company has and will have business affairs, products, future plans, trade secrets, customer lists, and other vital information (collectively "Confidential Information") that are valuable assets of the Company. Beckwith agrees that he shall not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate in any manner any Confidential Information to any third party without the prior consent of the Company's Board of Directors. Beckwith will protect the Confidential Information and treat it as strictly confidential.

11. Non-Competition. Beckwith acknowledges that he has gained, and will gain extensive knowledge in the business conducted by the Company and has had, and will have, extensive contacts with customers of the Company. Accordingly, Beckwith agrees that he shall not compete directly or indirectly with the Company, either during the Employment Term or during the one (1) year period immediately after the termination of Beckwith's employment under Sections 12(a) and 12(d) and shall not, during such period, make public statements in derogation of the Company. For the purposes of this Section 11, competing directly or indirectly with the Company shall mean engaging, directly or indirectly, as principal owner, officer, partner, consultant, advisor, or otherwise, either alone or in association with others, in the operation of any entity engaged in a business similar to that of the Company's.

12. Termination. Notwithstanding any other provisions hereof to the contrary, Beckwith's employment hereunder shall terminate under the following circumstances:

      (a) Voluntary Termination by Beckwith. Beckwith shall have the right to voluntarily terminate this Agreement and his employment hereunder at any time during the Employment Term.

      (b) Termination by Beckwith for Cause. Beckwith shall have the right to terminate this Agreement and his employment hereunder for cause in accordance with the procedures set forth in this Section 12(b). Beginning six months after the Effective Date, if Beckwith has a grievance or dispute in connection with his employment hereunder, Beckwith may deliver written notice of such grievance or dispute to the Company's Board of Directors. Such written notice shall specify in reasonable detail the facts and circumstances surrounding the grievance or dispute and shall include documented evidence of such grievance or dispute. After receipt of such notice, the Board of Directors shall have 30 calendar days to remedy the grievance or dispute described in the written notice to Beckwith's satisfaction (the "Remedy Period"). If the Company has not taken appropriate steps to remedy Beckwith's grievance or dispute within the Remedy Period, then Beckwith may terminate this Agreement and his employment hereunder for "cause."

      (c) Voluntary Termination by the Company. The Company shall have the right to voluntarily terminate this Agreement and Beckwith's employment hereunder at any time after the Employment Term. Termination of Beckwith's employment pursuant to this Section 12(c) shall not be effective unless the Company shall have first given Beckwith a written notice thereof at least ninety (90) days prior to the annual anniversary of Beckwith's employment under this Agreement.

      (d) Termination by the Company for Cause. The Company shall have the right to terminate this Agreement and Beckwith's employment hereunder at any time for cause. As used in this Section 12(d), "cause" shall mean refusal by Beckwith to implement or adhere to lawful policies or directives of the Company's Board of Directors, breach of this Agreement, Beckwith's conviction of a felony, other conduct of a criminal nature that may have a material adverse impact on the Company's reputation, breach of fiduciary duty or the criminal misappropriation by Beckwith of funds from or resources of the Company. Cause shall not be deemed to exist unless the Company shall have first given Beckwith a written notice thereof specifying in reasonable detail the facts and circumstances alleged to constitute "cause" and ninety (90) days after such notice such conduct has, or such circumstances have, as the case may be, not entirely ceased and not been entirely remedied.

      (e) Termination Upon Death or for Disability. This Agreement and Beckwith's employment hereunder, shall automatically terminate upon Beckwith's death or upon written notice to Beckwith and certification of Beckwith's disability by a qualified physician or a panel of qualified physicians if Beckwith becomes disabled beyond a period of twelve (12) months and is unable to perform the duties contain in this Agreement.

      (f)   Effect of Termination.

            (i) In the event that this Agreement and Beckwith's employment is voluntarily terminated by Beckwith pursuant to Section 12(a), or in the event the Company terminates this Agreement for cause pursuant to Section 12(d), all obligations of the Company and all duties, responsibilities and obligations of Beckwith under this Agreement shall cease. Upon such termination, the Company shall (A) pay Beckwith all accrued Base Compensation through the date of termination plus all accrued vacation pay and bonuses, if any; (B) the Company shall obtain the release of any assets that have been pledged by Beckwith as collateral (the "Beckwith Collateral") on the Company's behalf and if the Company is not able to obtain such release then the Company shall replace such assets (the "Replacement Assets"); provided, however, in the event that the Beckwith Collateral is returned to Beckwith, then the Replacement Assets shall be returned to the Company; and (C) all Restricted Shares which are not issuable under Section 12(f)(i)(A) hereof and all Options granted to Beckwith pursuant to Section 5 which have not vested as of the termination date shall be cancelled.

            (ii) In the event that this Agreement and Beckwith's employment is terminated by Beckwith for cause pursuant to Section 12(b), all obligations of the Company and all duties, responsibilities and obligations of Beckwith under this Agreement shall cease. Upon such termination, the Company shall (A) pay Beckwith (x) all accrued Base Compensation through the date of termination plus all accrued vacation pay and bonuses, if any, plus (y) as severance compensation, an amount equal to six (6) months of Beckwith's Base Compersation and bonus (at the highest rate in effect during the Employment Term of this Agreement); (B) provide Beckwith continued health insurance benefits at the Company's expense pursuant to COBRA for six months after the termination date; (C) the Company shall obtain the release of any Beckwith Collateral and if the Company is not able to obtain such release then the Company shall provide Beckwith with Replacement Assets; provided, however, in the event that the Beckwith Collateral is returned to Beckwith, then the Replacement Assets shall be returned to the Company; and (D) all Restricted Shares which are not issuable under Section 12(f)(ii)(A)(x) hereof and all Options granted to Beckwith pursuant to Section 5 which have not vested as of the termination date shall be cancelled.

            (iii) In the event that this Agreement and Beckwith's employment is voluntarily terminated by the Company pursuant to Section 12(c), all obligations of the Company and all duties, responsibilities and obligations of Beckwith under this Agreement shall cease. Upon such termination, the Company shall (A) pay Beckwith (x) all accrued Base Compensation through the date of termination plus all accrued vacation pay and bonuses, if any, plus (y) as severance compensation, an amount equal to the greater of (I) eighteen (18) months of Beckwith's Base Compensation and bonus (at the highest rate in effect during the Employment Term of this Agreement), or (II) Beckwith's then Base Compensation and bonus for the remaining Employment Term of this Agreement; (B) provide Beckwith continued health insurance benefits at the Company's expense pursuant to COBRA until the greater of (I) eighteen (18) months, (II) the remaining Employment Term of the Agreement, or (III) such time as Beckwith acquires health insurance benefits provided by another employer; (C) the Company shall obtain the release of any Beckwith Collateral and if the Company is not able to obtain such release then the Company shall provide Beckwith with Replacement Assets; provided, however, in the event that the Beckwith Collateral is returned to Beckwith, then the Replacement Assets shall be returned to the Company; and (D) all Restricted Shares and Options granted to Beckwith pursuant to Section 5 which have not vested as of the termination date shall be immediately vested.

            (iv) In the event this Agreement is terminated upon the death or disability of Beckwith pursuant to Section 12(e), (A) Beckwith shall be entitled to all compensation pursuant to Section 5 for the period between the effective termination date to the end of the Initial Term pursuant to Section 4; and (B) the Company shall obtain the release of any Beckwith Collateral and if the Company is not able to obtain such release then the Company shall provide Beckwith with Replacement Assets; provided, however, in the event that the Beckwith Collateral is returned to Beckwith, then the Replacement Assets shall be returned to the Company. Payment will be made to Beckwith or Beckwith's appointed trustee. In the event of a merger, consolidation, sale, or change of control, the Company's rights hereunder shall be assigned to the surviving or resulting company, which company shall then honor this Agreement with Beckwith.

            (v) (A) In the event that the Board of Directors changes the duties and title of Beckwith such that these duties and title are substantially different; or (B) if the Company is acquired and the duties and title of Beckwith change such that these duties and title are substantially different, Beckwith shall have the right to terminate this Agreement and such termination shall be treated as if the Company voluntarily terminated the Agreement under Section 12(c).

13. Resignation as Officer. In the event that Beckwith's employment with the Company is terminated for any reason whatsoever, Beckwith agrees to immediately resign as an Officer of the Company and any related entities. Notwithstanding the foregoing, in the event Beckwith's employment with the Company is terminated and such termination is not for "cause" (as defined in Section 12(d)), Beckwith may remain a Director of the Company or Chairman of the Board at the sole discretion of the Board of Directors. For the purposes of this Section 13, the term the "Company" shall be deemed to include subsidiaries, parents, and affiliates of the Company.

14. Governing Law, Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to any applicable conflicts of law provisions.

15. Business Opportunities. During the Employment Term Beckwith agrees to bring to the attention of the Company's Board of Directors all written business proposals that come to Beckwith's attention and all business or investment opportunities of whatever nature that are created or devised by Beckwith and that relate to areas in which the Company conducts business and might reasonably be expected to be of interest to the Company or any of its subsidiaries.

16. Employee's Representations and Warranties. Beckwith hereby represents and warrants that he is not under any contractual obligation to any other company, entity or individual that would prohibit or impede Beckwith from performing his duties and responsibilities under this Agreement and that he is free to enter into and perform the duties and responsibilities required by this Agreement. Beckwith hereby agrees to indemnify and hold the Company and its officers, directors, employees, shareholders and agents harmless in connection with the representations and warranties made by Beckwith in this Section 16.

17.      Indemnification.

      (a) The Company agrees that if Beckwith is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Beckwith's alleged action in an official capacity while serving as a director, officer, member, employee or agent, Beckwith shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company's certificate of incorporation or bylaws or, if greater, by the laws of the State of California, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Beckwith in connection therewith, and such indemnification shall continue as to Beckwith even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of Beckwith's heirs, executors and administrators. The Company shall advance to Beckwith to the extent permitted by law all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request, with appropriate documentation, for such advance. Such request shall include an undertaking by Beckwith to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

      (b) Neither the failure of the Company (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Beckwith that indemnification of Beckwith is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board of Directors, independent legal counsel or stockholders) that Beckwith has not met such applicable standard of conduct, shall create a presumption that Beckwith has not met the applicable standard of conduct.

      (c) The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering Beckwith to the extent the Company provides such coverage for its other executive officers.

      (d) Promptly after receipt by Beckwith of notice of any claim or the commencement of any action or proceeding with respect to which Beckwith is entitled to indemnity hereunder, Beckwith shall notify the Company in writing of such claim or the commencement of such action or proceeding, and the Company shall (i) assume the defense of such action or proceeding, (ii) employ counsel reasonably satisfactory to Beckwith, and (iii) pay the reasonable fees and expenses of such counsel. Notwithstanding the preceding sentence, Beckwith shall be entitled to employ counsel separate from counsel for the Company and from any other party in such action if Beckwith reasonably determines that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable. In such event, the reasonable fees and disbursements of such separate counsel for Beckwith shall be paid by the Company to the extent permitted by law.

      (e) After the termination of this Agreement and upon the request of Beckwith, the Company agrees to reimburse Beckwith for all reasonable travel, legal and other out-of-pocket expenses related to assisting the Company to prepare for or defend against any action, suit, proceeding or claim brought or threatened to be brought against the Company or to prepare for or institute any action, suit, proceeding or claim to be brought or threatened to be brought against a third party arising out of or based upon the transactions contemplated herein and in providing evidence, producing documents or otherwise participating in any such action, suit, proceeding or claim. In the event Beckwith is required to appear after termination of this Agreement at a judicial or regulatory hearing in connection with Beckwith's employment hereunder, or Beckwith's role in connection therewith, the Company agrees to pay Beckwith a sum, to be mutually agreed upon by Beckwith and the Company, per diem for each day of his appearance and each day of preparation therefore.

18. Notices. All demands, notices, and other communications to be given hereunder, if any, shall be in writing and shall be sufficient for all purposes if personally delivered, sent by facsimile or sent by United States mail to the address below or such other address or addresses as such party may hereafter designate in writing to the other party as herein provided.

Company:                                            Beckwith:
IPEX, Inc.                                          P.O. Box 1969
9255 Towne Centre Drive, Suite 235                  Rancho Santa Fe, CA
San Diego, CA 92121


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


19. Entire Agreement. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement, whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties. This Agreement is for the unique personal services of Beckwith and is not assignable or delegable, in whole or in part, by Beckwith. This Agreement may be assigned or delegated, in whole or in part, by the Company and, in such case, shall be assumed by and become binding upon the person, firm, company, corporation or business organization or entity to which this Agreement is assigned. The headings contained in this Agreement are for reference only and shall not in any way affect the meaning or interpretation of this Agreement. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and, in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

                  [Remainder of page intentionally left blank.]


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


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


IPEX, INC.:                                      GERALD BECKWITH:


By:  /s/ Milton Ault                             /s/ Gerald Beckwith
    -----------------------------                -------------------------------
Name: Milton "Todd" Ault, III                    Gerald Beckwith
Title: Chief Executive Officer

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